EXHIBIT 3.1
CERTIFICATE OF AMENDMENT
TO THE
THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
AQUABOUNTY TECHNOLOGIES, INC.

AquaBounty Technologies, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”) does hereby certify:
FIRST: That, at a meeting of the Board of Directors of the Corporation on October 9, 2020, a resolution was duly adopted setting forth a proposed amendment to the Third Amended and Restated Certificate of Incorporation of the Corporation, as amended, in the form set forth below (the “Amendment”), declaring the Amendment to be advisable and calling for consideration of said proposed Amendment by the stockholders of the Corporation.
“RESOLVED, that, having determined that an increase in the Corporation’s authorized Common Stock to 80,000,000 shares is in the best interest of the Corporation and its stockholders, subject to the consideration and approval of the Corporation’s stockholders, Article 4 of the Third Amended and Restated Certificate of Incorporation of the Corporation, as amended, be, and it hereby is, amended to replace subsection (a) thereof in its entirety with the following:
4. (a) The Corporation is authorized to issue two classes of stock to be designated Common Stock and Preferred Stock. The Corporation is authorized to issue 80,000,000 shares of Common Stock, with a par value of $0.001 per share, and 5,000,000 shares of Preferred Stock, with a par value of $0.01 per share.”
SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware on November 19, 2020, at which meeting the necessary number of shares as required by statute were voted in favor of the Amendment.
THIRD: That the Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation of the Corporation to be signed this 19th day of November, 2020.

AquaBounty Technologies, Inc.

By:	/s/ Sylvia Wulf
Authorized Officer

Title: President and Chief Executive Officer
Name: Sylvia Wulf